Exhibit 99.1



ASBURY                                         Contact Information:  David Shein
AUTOMOTIVE GROUP                                               RFBinder Partners
                                                       212-994-7514/917-613-8881
                                                        david.shein@rfbinder.com



           ASBURY AUTOMOTIVE GROUP TO ACQUIRE BOB BAKER AUTO GROUP;
                  ESTABLISHES PRESENCE IN SOUTHERN CALIFORNIA

          -- Company's Year-to-Date Acquisitions to Reach Nearly $600
                         Million in Annual Revenues --


STAMFORD, CT, August 29, 2002 - Asbury Automotive Group, Inc. (NYSE: ABG) today announced that it has signed a definitive agreement to acquire Bob Baker Auto Group of San Diego, California. The acquisition establishes Asbury's first platform in California.

Bob Baker Auto Group is the largest multi-franchise dealership group in the San Diego market, with current annual revenues of $445 million. Bob Baker operates six dealerships with 10 franchises, including Toyota, Lexus, Ford, Chevrolet, Volkswagen, Chrysler, Jeep, Mitsubishi, and two Subaru dealerships. It was ranked as the 53rd largest dealership group in the United States in 2001, according to Automotive News. In keeping with Asbury's business model, current CEO, Robert H. Baker, will remain on board as platform CEO to manage the day-to-day operations including follow-on acquisitions in the Southern California market.

"The acquisition of the Bob Baker Auto Group marks an important strategic milestone for Asbury Automotive," said Kenneth B. Gilman, President and CEO. "We have been interested in entering the Southern California market for quite a while. There is no better group we could join forces with than Bob Baker. The Bob Baker Auto Group holds a clear leadership position in one of the nation's largest and most rapidly growing auto retailing markets. The Bob Baker name is a very well known and respected brand with an attractive franchise mix and a superior management team. This group will provide a solid foundation for significant expansion through tuck-in acquisitions in the Southern California market over the next few years."

"I am delighted to be joining forces with Asbury," said Bob Baker. "I am very impressed with Asbury's track record and solid reputation in the industry, and look forward to working with such a top-notch management team. With Asbury's financial resources and industry knowledge we can now significantly accelerate our expansion under the Bob Baker banner throughout California. My partners and I can continue to focus on running our business as usual and growing it without any distractions - this acquisition is truly a win-win proposition for everyone at Bob Baker Auto Group."

The acquisition is subject to customary closing conditions, including approval from various manufacturers. Asbury expects to close the transaction no later than the fourth quarter of 2002. The Company expects the acquisition will be accretive to earnings per share in 2003, but will not make a significant earnings contribution to its 2002 results.

Following the close of this acquisition and other previously announced deals, Asbury will operate ten geographically concentrated platforms in the United States. These platforms are comprised of 98 dealerships representing 139 franchises and 37 brands.

Asbury will host a conference call to discuss the acquisition later this afternoon, at 2:00 p.m. Eastern Daylight Time. The conference will be webcast live on the Internet and can be accessed by logging onto www.asburyauto.com. In addition, a live audio of the call will be accessible to the public by calling
(800) 289-0518. International callers, please dial (913) 981-5532 - access code 407200. Callers should dial in approximately 10 minutes before the call begins.

About Asbury Automotive Group

Asbury Automotive Group, Inc., headquartered in Stamford, Connecticut, is one of the largest automobile retailers in the U.S., with 2001 revenues of $4.3 billion. Built through a combination of organic growth and a series of strategic acquisitions over the past six years, Asbury now operates through nine geographically concentrated, individually branded "platforms." These platforms operate 91 retail auto stores, encompassing 128 franchises for the sale and servicing of 36 different brands of American, European and Asian automobiles. Asbury's product mix includes one of the highest proportions of luxury and mid-line import brands among leading U.S. automotive retailers. The company offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.


Forward-Looking Statements

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements relating to goals, plans and projections regarding the company's financial position, results of operations, market position, product development and business strategy. These statements are based on management's current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, market factors, the company's relationships with vehicle manufacturers and other suppliers, risks associated with the company's substantial indebtedness, uncertainties related to pending acquisitions, including the risk that one or more pending acquisitions will fail to be completed as contemplated, general economic conditions both nationally and locally and governmental regulations and legislation. There can be no guarantees the company's plans for future operations will be successfully implemented or that they will prove to be commercially successful. These and other risk factors are discussed in the company's registration statement on Form S-1 and in its other filings with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.


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